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WisdomTree Trust

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WISDOMTREE TRUST

230 Park Avenue

New York, New York 10169

October 20, 2021

To the Shareholders of the WisdomTree Managed Futures Strategy Fund, WisdomTree CBOE S&P 500 PutWrite Strategy Fund, and WisdomTree Enhanced Commodity Strategy Fund:

At a meeting of the Board of Trustees of WisdomTree Trust, the Board of Trustees approved a new sub-advisory agreement, which went into effect September 1, 2021, with respect to the WisdomTree Managed Futures Strategy Fund, WisdomTree CBOE S&P 500 PutWrite Strategy Fund, and WisdomTree Enhanced Commodity Strategy Fund (each, a “Fund” and, collectively, the “Funds”), between WisdomTree Asset Management, Inc. and Newton Investment Management North America, LLC (“Newton”), pursuant to which Newton provides sub-advisory services to the Funds. Newton replaced Mellon Investments Corporation (“Mellon”) as the sub-adviser to the Funds. There will be no increase in fees to the Funds and their respective shareholders as a result of this approval.

WisdomTree Asset Management, Inc. continues to serve as investment adviser to the Funds.

The next few pages of this package feature more information about Newton. Please take a few moments to read them. Call us at 1-866-909-9473 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in WisdomTree Trust.

Sincerely,

/s/ Jonathan Steinberg
Jonathan Steinberg
President

WISDOMTREE TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE

WISDOMTREE MANAGED FUTURES STRATEGY FUND

WISDOMTREE CBOE S&P 500 PUTWRITE STRATEGY FUND

WISDOMTREE ENHANCED COMMODITY STRATEGY FUND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION

STATEMENT

October 20, 2021

This Information Statement is available at www.wisdomtree.com

This document is an Information Statement and is being furnished to shareholders of the WisdomTree Managed Futures Strategy Fund, WisdomTree CBOE S&P 500 PutWrite Strategy Fund, and WisdomTree Enhanced Commodity Strategy Fund (each, a “Fund” and, collectively, the “Funds”), each a series of WisdomTree Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the “SEC”). WisdomTree Asset Management, Inc. (the “Adviser” or “WTAM”) serves as the investment adviser for the Funds. The exemptive order permits the Adviser and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of a Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually or as otherwise required under applicable law. In addition, under the exemptive order, if the Adviser and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about October 20, 2021, to the shareholders of the Funds as of October 6, 2021. The Adviser will pay the expenses of preparing this Information Statement. Certain information on the share ownership of each Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

Appointment of Newton Investment Management North America, LLC as Sub-Adviser to the Funds

At a meeting of the Board held on August 19, 2021 (the “Meeting”), the trustees of the Trust (each, a “Trustee”), including the Trustees who are not “interested persons” of the Trust (“Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Newton Investment Management North America, LLC (“Newton”) to serve as sub-adviser to the Funds. Newton replaced Mellon Investments Corporation (“Mellon”) as the sub-adviser to the Funds.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Newton. In addition, since the beginning of the Trust’s last fiscal year, no Trustee, to the best of the Trust’s knowledge, had, directly or indirectly, any interest in Newton, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Newton, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At the Meeting, WTAM representatives noted that the Funds were sub-advised by Mellon and then discussed plans to realign Mellon’s multi-asset capabilities with Newton (the “Firm Realignment”), noting that the Firm Realignment was scheduled to occur, subject to regulatory requirements, as of September 1, 2021 (the “Effective Date”). WTAM representatives also explained that, as a result of the Firm Realignment, the Funds’ senior portfolio managers who are currently responsible for managing the Funds’ investments as Mellon employees will become Newton employees as of the Effective Date. It was also noted that two new portfolio managers would be responsible for providing services to the Funds. Consequently, WTAM proposed to engage Newton to serve as each Fund’s sub-adviser, subject to the approval of the Board, as of the Effective Date.

Thereafter, the Board, including the Independent Trustees, considered the approval of the sub-advisory agreement (the “Sub-Advisory Agreement”), by and between WTAM and Newton on behalf of the Funds, pursuant to which Newton would coordinate the investment and reinvestment of the Funds’ assets. The Board determined that the change in sub-adviser was in the best interests of each Fund’s shareholders due to, among other matters, the factors set forth below. The Sub-Advisory Agreement replaced the prior amended and restated investment sub-advisory agreement between WTAM and Mellon, originally dated January 1, 2013, with respect to the Funds (the “Mellon Agreement”), which was terminated as of the close of business on August 31, 2021.

In considering whether to approve the Sub-Advisory Agreement, the Board considered and discussed information and analysis provided by WTAM. The Board was assisted in its review by independent legal counsel and met with counsel in executive session separate from WTAM representatives and Newton. In considering the approval of the Sub-Advisory Agreement, the Board considered all factors that it deemed to be relevant, including those discussed below. The Board did not identify any particular factor as dispositive, and each Trustee may have attributed different weights to the various factors considered. Each Fund was considered separately.

At the Meeting, WTAM recommended the approval of the Sub-Advisory Agreement based on the following considerations, among others: (i) approval of the Sub-Advisory Agreement would permit the Fund’s current senior portfolio managers, as employees of Newton, to continue to be responsible for the day-to-day management of each Fund’s portfolio after the Effective Date; (ii) there will be no material changes to each Fund’s investment objective, strategies or policies, no reduction in the nature or level of services provided to the Funds, and no increases in the management fee payable by the Funds as a result of the proposed changes to the sub-investment advisory arrangements; and (iii) WTAM (and not the Fund) will pay Newton for its sub-investment advisory services. The Board also considered the fact that WTAM stated that it believes there are no material changes to the information the Board had previously considered at a Board meeting held on September 29-30, 2020 (the “September Meeting”), at which the Board re-approved the Mellon Agreement for the ensuing year, other than the information about the Firm Realignment and Newton.

In determining whether to approve the Sub-Advisory Agreement, the Board considered the materials prepared by WTAM and Newton, which it received in advance of the Meeting and other information presented at the Meeting, which included: (i) a form of the Sub-Advisory Agreement; (ii) a memorandum providing an overview of Newton; and (iii) Newton’s response to a 15(c) sub-adviser questionnaire provided by Fund counsel. The Board also considered the substance of discussions with representatives of WTAM and Mellon at the Meeting and at the September Meeting.

Nature, Extent and Quality of Services to be Provided. In examining the nature, extent and quality of the services that were expected to be provided by Newton to each Fund under the Sub-Advisory Agreement, the Board considered: (i) Newton’s organization, qualification and background, as well as the qualifications of its personnel; (ii) the expertise of the personnel providing portfolio management services, which would remain the same after the Effective Date; and (iii) the investment strategy for each Fund, which would remain the same after the Effective Date. The Board also considered the review process undertaken by WTAM and WTAM’s favorable assessment of the nature and quality of the sub-advisory services expected to be provided to the Funds by Newton after the Effective Date. Based on its consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-advisory services to be provided by Newton under the Sub-Advisory Agreement, as well as Newton’s ability to render such services based on its resources and the experience of the investment team, which will include each Fund’s current senior portfolio managers, were adequate and appropriate for the Funds in light of each Fund’s investment objective, and supported a decision to approve the Sub-Advisory Agreement.

Comparative Analysis of the Funds’ Performance and Management Fee and Expense Ratio. The Board had considered each Fund’s investment performance and that of the investment team managing each Fund’s portfolio at the September Meeting (including comparative data provided by Broadridge Financial Solutions, Inc.). The Board considered the performance and that certain of the same investment professionals would continue to manage each Fund’s assets after the Effective Date as factors in evaluating the services to be provided by Newton under the Sub-Advisory Agreement after the Effective Date, and determined that these factors, when viewed together with the other factors considered by the Board, supported a decision to approve the Sub-Advisory Agreement.

The Board considered the fees to Newton in relation to the fees paid to WTAM by the Funds and the respective services to be provided by Newton and WTAM. The Board also noted that Newton’s fees will be paid by WTAM (out of its fee paid by the relevant Funds) and not the Funds. The Board considered the meaningful differences in the services that WTAM provides to the Funds as compared to Newton, including that Newton’s role in making investment recommendations with respect to a Fund tracking an index is a rules-based function, with oversight by WTAM in seeking to ensure compliance with such rules. The Board also considered Newton’s role in making investment recommendations with respect to a Fund that is model-based, with oversight by WTAM in seeking to ensure consistency with such quantitative models.

Based on this review and the other factors considered at the Meeting, the Board concluded that, with respect to each Fund, the Fund’s performance, the fees paid to WTAM and Newton and the Fund’s total expenses supported the Board’s approval of the Sub-Advisory Agreement.

Economies of Scale to be Realized. The Board recognized that, because the fee payable to Newton would be paid by WTAM, and not the Funds, an analysis of economies of scale was more appropriate in the context of the Board’s consideration of each Fund’s investment advisory agreement between WTAM and the Trust, which had been done at the September Meeting.

Conclusion. At the conclusion of these discussions, the Board agreed that it had been furnished with sufficient information to make an informed business decision with respect to the approval of the Sub-Advisory Agreement. In evaluating the Sub-Advisory Agreement, the Board considered the conclusions and determinations discussed above and also relied on its previous knowledge, gained through meetings and other interactions with WTAM and Mellon, of the Funds and the services provided to the Funds by WTAM and Mellon, and to be provided by Newton. The Board also relied on information received on a routine and regular basis throughout the year relating to the operations of the Funds and the investment advisory and other services provided under each Fund’s investment advisory agreement and the Mellon Agreement. In light of the foregoing, the Board, including a majority of the Independent Trustees, determined to approve the Sub-Advisory Agreement.

Information Concerning the Adviser

The Adviser, located at 230 Park Avenue, New York, New York 10169, serves as investment adviser to the Funds. The Adviser is a wholly-owned subsidiary of WisdomTree Investments, Inc. The Adviser has served as the investment adviser for each Fund since its inception. The Adviser oversees Newton to ensure its compliance with the Funds’ investment policies and guidelines and monitors Newton’s adherence to its investment style. The Adviser provides daily monitoring of Newton’s buying and selling of Fund securities and regularly reviews Newton’s performance. For the fiscal year ended August 31, 2021, the WisdomTree Managed Futures Strategy Fund paid the Adviser $798,609 or 0.64% of the Fund’s average annual net assets, the WisdomTree CBOE S&P 500 PutWrite Strategy Fund paid the Adviser $422,902 or 0.43% of the Fund’s average annual net assets, and the WisdomTree Enhanced Commodity Strategy Fund paid the Adviser $601,429 or 0.54% of the Fund’s average annual net assets, respectively, for investment management services provided to each Fund. The terms of each Fund’s investment advisory agreement with the Adviser are unaffected by the approval of the Sub-Advisory Agreement. Thus, if the Sub-Advisory Agreement had been in place during the fiscal year ended August 31, 2021, the Funds would have paid the Adviser the exact same amount in fees.

Description of Newton

Newton Investment Management North America, LLC is an indirect subsidiary of The Bank of New York Mellon Corporation, a banking and financial services company. Newton, a registered investment adviser, is part of a group of affiliated companies that provides investment advisory services under the brand name “Newton Investment Management.” Newton’s principal office is located at 201 Washington Street, Boston, Massachusetts 02108. Newton is responsible for the day-to-day management of the Funds. Newton chooses the Fund’s portfolio investments and places orders to buy and sell the Fund’s portfolio investments.

Portfolio Management Team

Newton utilizes teams of investment professionals acting together to manage the assets of the Funds. The individual members of the portfolio management team who are jointly and primarily responsible for the day-to-day management of each Fund’s portfolio are described below. Messrs. Dagioglu and Stavena, both of whom previously worked as portfolio managers for Mellon, have served as portfolio managers for each Fund since their inceptions.

Vassilis Dagioglu is a Managing Director and the Head of Asset Allocation Portfolio Management at Newton since September 2021. Prior thereto, Mr. Dagioglu served as the head of asset allocation portfolio management at Mellon, overseeing the team responsible for global multi-asset strategies including total return, absolute return, multi-asset income, global macro, and commodities. Previously at Mellon, Mr. Dagioglu managed multi-asset portfolios in addition to developing custom portfolio solutions. Prior to joining Mellon, Mr. Dagioglu designed and implemented financial information systems and consulted on enterprise information application development at IBM Global Services and Sybase. Mr. Dagioglu has been in the investment industry since 1998. Mr. Dagioglu received an MBA in finance from the University of California at Berkeley.

James Stavena is a Managing Director and Portfolio Manager of Newton’s Asset Allocation Portfolio Management team since September 2021. Prior thereto, Mr. Stavena was a managing director and portfolio manager, asset allocation, with Mellon. He received his M.B.A. from Rice University and has over 30 years of investment experience.

Dimitri Curtil is a Managing Director, Asset Allocation Portfolio Management, and Leader, Systematic Multi-Asset Products and Solutions at Newton since September 2021. Prior thereto, Mr. Curtil was Chief Investment Officer, Head of Multi-Asset research at Mellon. He received a B.Sc. and M.Sc. degree from Zurich Federal Institute of Technology and an M.Sc. degree from Imperial College.

Torrey Zaches is a Portfolio Manager, Asset Allocation Portfolio Management at Newton since September 2021. Prior thereto, Mr. Zaches was a director and portfolio manager, asset allocation, with Mellon. Mr. Zaches earned an MBA from the University of Southern California and a BA in economics from the University of California at Santa Barbara. He holds the CFA® designation and is a member of the CFA Institute.

Terms of the Sub-Advisory Agreement

The Sub-Advisory Agreement, with respect to each Fund, will continue in effect for two years from its effective date, unless sooner terminated. The Sub-Advisory Agreement, with respect to each Fund, will also continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Sub-Advisory Agreement may be terminated with respect to any Fund at any time, without any penalty, (i) by vote of the Board or by a vote of a majority of outstanding voting securities (as defined in the 1940 Act) of such Fund, each on sixty (60) days’ prior written notice to the Adviser and Newton; or (ii) by the Adviser or Newton on at least one hundred twenty (120) days’ prior written notice to the other party.

The Sub-Advisory Agreement will terminate automatically and immediately in the event of its “assignment” (as defined in the 1940 Act) or in the event that the investment advisory agreement between the Adviser and the Trust, with respect to the Funds, is assigned or terminated for any other reason.

Newton is entitled to an annual fee for its investment sub-advisory services to the Funds. All sub-advisory fees are paid by the Adviser and not the Funds. Because the Adviser pays Newton out of its own fees received from the Funds, there is no “duplication” of advisory fees paid. The Adviser receives an annual fee of 0.65%, 0.44%, and 0.55% of the average daily net assets of the WisdomTree Managed Futures Strategy Fund, WisdomTree CBOE S&P 500 PutWrite Strategy Fund, and WisdomTree Enhanced Commodity Strategy Fund, respectively. There will be no increase in advisory fees to the Funds and their respective shareholders in connection with the appointment of Newton as sub-adviser to the Funds.

The foregoing description of the Sub-Advisory Agreement is only a summary and is qualified in its entirety by reference to the text of the Sub-Advisory Agreement. A copy of the Sub-Advisory Agreement between the Adviser and Newton dated September 1, 2021, is on file with the SEC and available: (1) on the EDGAR Database on the SEC’s internet website (www.sec.gov), or (2) by electronic request at the following email address (publicinfo@sec.gov) (upon payment of any applicable fees). The Sub-Advisory Agreement has been filed with the SEC and will be available as an exhibit to the Funds’ registration statement.

Additional Disclosure Regarding Newton

The names and principal occupations of the principal executive officer and the directors of Newton are listed below:

Name	Principal Occupation
Michael Anthony Germano	Chief Executive Officer
Jaime Utano	Chief Compliance Officer
Parker Webb Wertz	Chief Financial Officer
Hanneke Smits	Manager
Christina Sujin King	Manager
Euan George Munro	Manager

Each of the principal executive officers and directors of Newton is located at the office address noted above under “Description of Newton.”

General Information

The principal executive offices of the Trust and the Adviser are located at 230 Park Avenue, New York, New York 10169. The Trust’s administrator, custodian, transfer agent and securities lending agent is State Street Bank and Trust Company, which is located at One Lincoln Street, Boston, Massachusetts 02110. The Fund’s distributor is Foreside Fund Services, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Morgan, Lewis & Bockius LLP, which is located at 1111 Pennsylvania Avenue, NW, Washington, DC 20004.

Affiliated Brokers. During the fiscal year ended August 31, 2021, the Funds did not pay any commissions to any affiliated brokers.

Shareholders Sharing the Same Address. As permitted by law, only one copy of this Information Statement may be delivered to shareholders of a Fund who reside at the same address, unless such shareholders have notified the Trust of their desire to receive multiple copies of the shareholder reports, proxy statements and information statements that the Trust sends. If you would like to receive an additional copy, please contact the Trust by writing to WisdomTree Trust, 230 Park Avenue, New York, New York 10169, or by calling 1-866-909-9473. The Trust will then promptly deliver, upon request, a separate copy of this Information Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of the Trust’s shareholder reports, proxy statements and information statements in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also send a request as indicated above.

The Trust will furnish, without charge, a copy of each Fund’s most recent Annual Report and Semi-Annual Report to Shareholders upon request. Requests for such reports should be directed to WisdomTree Trust, 230 Park Avenue, New York, New York 10169, or by calling 1-866-909-9473, or by accessing our website at www.wisdomtree.com.

APPENDIX A

Shareholders Owning of Record More than 5%

of the WisdomTree Managed Futures Strategy Fund,

WisdomTree CBOE S&P 500 PutWrite Strategy Fund, and

WisdomTree Enhanced Commodity Strategy Fund

WisdomTree Managed Futures Strategy Fund

Name of Shareholder and Address	Percentage of Total Outstanding Shares as of September 30, 2021
Morgan Stanley Smith Barney LLC 522 5th Avenue New York, NY 10036	33.31%
Charles Schwab & Co. Inc. 211 Main Street San Francisco, CA 94105-1905	23.76%
Morgan Stanley & Co. LLC 522 5th Avenue New York, NY 10036	8.18%
TD Ameritrade Clearing, Inc. 1005 N. Ameritrade Place Bellevue, NE 68005	7.63%
National Financial Services 499 Washington Boulevard Jersey City, NJ 07310	6.63%

WisdomTree CBOE S&P 500 PutWrite Strategy Fund

Name of Shareholder and Address	Percentage of Total Outstanding Shares as of September 30, 2021
National Financial Services 499 Washington Boulevard Jersey City, NJ 07310	22.77%
Morgan Stanley & Co. LLC 522 5th Avenue New York, NY 10036	17.49%
Charles Schwab & Co. Inc. 211 Main Street San Francisco, CA 94105-1905	12.67%
TD Ameritrade Clearing, Inc. 1005 N. Ameritrade Place Bellevue, NE 68005	9.94%
SEI Private Trust Company/CO GWP One Freedom Valley Drive Oaks, PA 19456	7.23%
Pershing LLC 750 Moore Road King of Prussia, PA 19406	5.53%

WisdomTree Enhanced Commodity Strategy Fund

Although the Trust does not have information concerning the beneficial ownership of shares held in the names of Depository Trust Company participants (“DTC Participants”), as of September 30, 2021, no DTC Participant owned of record 5% or more of the outstanding shares of the WisdomTree Enhanced Commodity Strategy Fund.

To the best of the Trust’s knowledge, the Trustees and officers of the Trust own of record, in aggregate, less than 1% of the outstanding shares of each of the WisdomTree Managed Futures Strategy Fund, WisdomTree CBOE S&P 500 PutWrite Strategy Fund, and WisdomTree Enhanced Commodity Strategy Fund.